Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
January 4, 2011 and the Prospectus dated January 4, 2011
Registration No. 333-171526
January 4, 2011
CCO HOLDINGS, LLC
CCO HOLDINGS CAPITAL CORP.
This Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Aggregate Principal Amount:	$1,100,000,000

Title of Securities:	7.00% Senior Notes due 2019

Final Maturity Date:	January 15, 2019

Issue Price:	99.246%, plus accrued interest, if any

Coupon:	7.00%

Yield to Maturity:	7.125%

Spread to Benchmark Treasury:	417 bps

Benchmark:	2.75% UST due 2/15/19

Interest Payment Dates:	January 15 and July 15

Record Dates:	January 1 and July 1

First Interest Payment Date:	July 15, 2011

Gross Proceeds:	$1,091,706,000

Underwriting Discount:	1.45%

Net Proceeds to the Issuers before Estimated Expenses:	$1,075,756,000

Net Proceeds to the Issuers after Estimated Expenses:	$1,074,756,000

Optional Redemption:	Except as described below, the Notes are not redeemable before January 15, 2014. On or after January 15, 2014, the Issuers may

	redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (express as percentages of principal amount of Notes) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

	Date	Price

	2014	105.250%

	2015	103.500%

	2016	101.750%

	2017 and thereafter	100.000%

	At any time prior and from time to time prior to January 15, 2014, the Issuers may also redeem the outstanding Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on such Notes to the redemption date, plus the Make-Whole Premium.

Optional Redemption with Equity Proceeds:	At any time prior to January 15, 2014, the Issuers may, on any one or more occasions, redeem up to 35% of the Notes at a redemption price equal to 107.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings.

Change of Control:	101%

Underwriters:	Deutsche Bank Securities Inc.
	Merrill Lynch, Pierce, Fenner & Smith Incorporated
	Citigroup Global Markets Inc.
	Credit Suisse Securities (USA) LLC
	UBS Securities LLC
	J.P. Morgan Securities LLC
	U.S. Bancorp Investments, Inc.
	RBC Capital Markets Corporation
	Goldman, Sachs & Co.
	Morgan Stanley & Co. Incorporated
	Credit Agricole Securities (USA) Inc.

Allocation:	Name	Principal Amount of Notes
	Deutsche Bank Securities Inc.	$ 189,200,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	189,200,000
	Citigroup Global Markets Inc.	189,200,000
	Credit Suisse Securities (USA) LLC	189,200,000
	UBS Securities LLC	189,200,000
	J.P. Morgan Securities LLC	30,250,000
	U.S. Bancorp Investments, Inc.	30,250,000
	RBC Capital Markets Corporation	30,250,000
	Goldman, Sachs & Co.	27,500,000
	Morgan Stanley & Co. Incorporated	27,500,000
	Credit Agricole Securities (USA) Inc.	8,250,000

		$1,100,000,000

Use of Proceeds:	We intend to use the proceeds of this offering (i) to repay borrowings under one or more term loan portions of Charter Operating’s credit facilities, (ii) to pay fees and expenses related to this offering, and (iii) for general corporate purposes.

Trade Date:	January 4, 2011

Settlement Date:	January 11, 2011 (T+5)

Ratings:	B2/B+

Distribution:	SEC Registered (Registration No. 333-171526)

CUSIP/ISIN Numbers:	CUSIP: 1248EP AS2

	ISIN: US1248EPAS29

Listing:	None

Additional Information:	The table in the section entitled “Capitalization” on page S-28 of the Preliminary Prospectus Supplement will be updated to reflect the following changes:

		Principal Amount Pro
		Forma As Adjusted(a)

	Charter Communications Operating, LLC:
	Credit facilities	$5,182
	Charter Operating consolidated debt(c)	$6,828

	CCO Holdings, LLC:
	Notes offered hereby	$1,100
	CCO Holdings consolidated debt(c)	$10,878

	Total Charter consolidated debt(c)	$12,644
	Total Capitalization	$14,167

The following language is hereby added to the section entitled “Underwriting” on page S-73 of the Preliminary Prospectus Supplement:

We expect that delivery of the notes will be made to investors on or about January 11, 2011, which will be the fifth business day following the date of this prospectus supplement (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to their date of delivery hereunder should consult their own advisor.
The Issuers and the guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantor have filed with the SEC for more complete information about the Issuers, the guarantor and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuers, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free 1-800-503-4611 or by e-mailing a request to prospectusrequest@list.db.com.